                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-24915


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 7, 1997)


                                4,000,000 SHARES
                              BRE PROPERTIES, INC.

                                  COMMON STOCK
                               -----------------

BRE PROPERTIES, INC. ( "BRE" OR THE "COMPANY") IS A FULLY INTEGRATED REAL ESTATE OPERATING COMPANY WHICH OWNS, ACQUIRES, REHABILITATES AND MANAGES APARTMENT
  COMMUNITIES IN TARGETED MARKETS IN CALIFORNIA, ARIZONA, WASHINGTON, OREGON
  AND NEVADA. AS OF APRIL 15, 1997, BRE'S MULTIFAMILY PORTFOLIO INCLUDED 55
     APARTMENT COMMUNITIES AGGREGATING 13,015 UNITS. THE COMPANY HAS
     ELECTED TO               OPERATE AS A REAL ESTATE INVESTMENT TRUST (A
                    "REIT") FOR FEDERAL INCOME TAX PURPOSES.
                            ------------------------

OF THE 4,000,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON SHARES"), OF THE COMPANY OFFERED HEREBY (THE
    "OFFERING"), 3,350,000 ARE BEING SOLD BY THE COMPANY AND 650,000 ARE
    BEING SOLD BY A NON-MANAGEMENT SHAREHOLDER OF THE COMPANY (THE
       "SELLING SHAREHOLDER"). THE COMPANY WILL NOT RECEIVE ANY PROCEEDS
       FROM THE COMMON SHARES SOLD BY                        THE
                SELLING SHAREHOLDER. SEE "SELLING SHAREHOLDER."
                            ------------------------


THE COMMON SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "BRE." ON MAY 8, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON
    SHARES ON THE NYSE COMPOSITE TAPE WAS $24 3/4. SEE "PRICE RANGE OF
    COMMON SHARES AND DISTRIBUTIONS." THE COMMON SHARES ARE SUBJECT TO
       CERTAIN RESTRICTIONS ON OWNERSHIP DESIGNED TO PRESERVE THE
                            COMPANY'S STATUS AS A REIT FOR FEDERAL
                              INCOME TAX PURPOSES.

                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A
   DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON
                                    SHARES.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                              -------------------


                             PRICE $24 1/2 A SHARE

                              -------------------


                                                           UNDERWRITING                              PROCEEDS TO
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO           SELLING
                                         PUBLIC           COMMISSIONS (1)        COMPANY (2)       SHAREHOLDER (2)
                                   ------------------  ---------------------  ------------------  ------------------
PER SHARE........................       $24.500               $1.285               $23.215             $23.215
TOTAL (3)........................     $98,000,000           $5,140,000           $77,770,250         $15,089,750


------------
    (1) THE COMPANY AND THE SELLING SHAREHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."

    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $500,000.


    (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 600,000 ADDITIONAL COMMON SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING SHAREHOLDER WILL BE $112,700,000, $5,911,000, $91,699,250 AND $15,089,750, RESPECTIVELY. SEE "UNDERWRITING."

                            ------------------------


    THE COMMON SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS, AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY BROWN & WOOD LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES WILL BE MADE ON OR ABOUT MAY 14, 1997 AT THE OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY & CO.
            INCORPORATED

             ALEX. BROWN & SONS
                    INCORPORATED

                          MERRILL LYNCH & CO.

                                              PRUDENTIAL SECURITIES INCORPORATED


MAY 8, 1997

[A chart showing a bar graph comparing the number of multifamily properties and units owned by the Company at the end of each year from 1992 to 1996 and as of April 15, 1997. The chart also includes a comparison of multifamily units owned by the Company before and after the Merger.]



[Map of the western United States indicating the locations of the current and prospective markets of BRE Properties, Inc. with a chart showing the number of multifamily units owned by the Company in each of its nine current markets as of April 15, 1997.]

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or any of the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Shares offered hereby, nor do they constitute an offer to sell or a solicitation of any offer to buy the Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale or offer made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Prospectus Supplement Summary..............................................................................        S-4
Recent Events..............................................................................................        S-6
Use of Proceeds............................................................................................        S-8
Capitalization.............................................................................................        S-8
Price Range of Common Shares and Distributions.............................................................        S-9
Selected Consolidated Financial and Other Data.............................................................       S-10
Business and Properties....................................................................................       S-11
Executive Officers and Directors...........................................................................       S-21
Selling Shareholder........................................................................................       S-23
Underwriting...............................................................................................       S-24
Legal Matters..............................................................................................       S-25

                                                      PROSPECTUS
Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          3
The Company................................................................................................          4
Risk Factors...............................................................................................          4
Ratios of Earnings to Fixed Charges........................................................................         10
Use of Proceeds............................................................................................         10
Selling Shareholder........................................................................................         10
Description of Debt Securities.............................................................................         10
Description of Preferred Shares............................................................................         30
Description of Depositary Shares...........................................................................         35
Description of Common Stock Warrants.......................................................................         38
Description of Common Shares...............................................................................         39
Restrictions on Transfers of Capital Stock; Redemption.....................................................         42
Federal Income Tax Considerations..........................................................................         43
Plan of Distribution.......................................................................................         49
Experts....................................................................................................         50
Legal Matters..............................................................................................         50

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND INCORPORATED HEREIN AND THEREIN BY REFERENCE. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, UNLESS OTHERWISE INDICATED. THE OFFERING OF 4,000,000 COMMON SHARES MADE HEREBY IS REFERRED TO HEREIN AS THE "OFFERING." CAPITALIZED TERMS NOT DEFINED IN THE PROSPECTUS SUPPLEMENT SUMMARY AND USED IN THE PROSPECTUS SUPPLEMENT SUMMARY SHALL HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. REFERENCES IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO THE "COMPANY" AND "BRE" INCLUDE BRE PROPERTIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS CERTAIN OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN AND THEREIN, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

    BRE Properties, Inc. ("BRE" or the "Company"), a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, rehabilitates and manages apartment communities in nine targeted metropolitan markets in the western United States. As of April 15, 1997, BRE's multifamily portfolio included 55 apartment communities aggregating 13,015 units in California, Arizona, Washington, Oregon and Nevada. Founded in 1970, the Company has paid 107 consecutive quarterly dividends to its shareholders since inception.

    The Company's business objective is to become the preeminent owner and operator of apartment communities in key growth markets of the western United States. It seeks to achieve long-term and sustainable growth in shareholder value through increasing levels of per share funds from operations and capital appreciation. The Company believes that its future growth will be supported by the continued implementation of its long-term strategic plan. Key characteristics of the plan include:

    - A research-driven investment focus that includes:

    --  the acquisition of apartment communities in defined western United
       States markets

    -- the balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk

    -- the selective sale of properties which management believes have reached maximum cash flow growth, with subsequent reinvestment of sales proceeds into properties which management believes have greater long-term cash flow growth prospects

    - The achievement of operating improvements through the use of internal property management; and

    - The maintenance of a strong balance sheet for maximum financial flexibility.

    In March 1996, the Company completed its merger with Real Estate Investment Trust of California (the "Merger"), which significantly advanced the objectives of the Company's long-term strategic plan. From the Merger until April 15, 1997, the Company:

    - significantly increased the number of multifamily units owned from 5,664 to 13,015 units;

    - completed the sale of approximately $191 million of selected assets;

    - internalized property management; and

    - established a critical mass of at least 1,000 multifamily units in seven of its nine targeted markets, in order to achieve operating efficiencies.

    The following table summarizes certain information relating to the Company's apartment communities:

                                                                                                                      PERCENTAGE
                                                                                                                        OF NET
                                                                        NUMBER OF      NUMBER OF    PERCENTAGE OF      OPERATING
METROPOLITAN MARKET                                                   PROPERTIES(1)    UNITS(1)     TOTAL UNITS(1)     INCOME(2)
-------------------------------------------------------------------  ---------------  -----------  ----------------  -------------
San Francisco Bay Area.............................................             5          1,921            15%              27%
Phoenix............................................................            10          2,326            18               15
San Diego..........................................................             9          1,899            14               14
Los Angeles/Orange County..........................................             7          1,598            12               11
Seattle............................................................             5          1,393            11               10
Sacramento.........................................................             6          1,143             9                8
Las Vegas..........................................................             4            814             6                6
Tucson.............................................................             7          1,301            10                5
Portland...........................................................             2            620             5                4
                                                                              ---     -----------          ---              ---
                                                                               55         13,015           100%             100%
                                                                              ---     -----------          ---              ---
                                                                              ---     -----------          ---              ---

------------------------
(1) As of April 15, 1997.

(2) Contribution to multifamily net operating income ("NOI") for the quarter ended March 31, 1997. Includes pro forma NOI contribution from the April 14, 1997 acquisition of Red Hawk Ranch. References in this Prospectus Supplement to the term "pro forma" in connection with the Red Hawk Ranch acquisition represent anticipated property operating results, assuming the Company's ownership of the property for the quarter ended March 31, 1997, based on the budgeted property operating results for the quarter ending June 30, 1997.

                                  THE OFFERING

Common Shares Offered by the Company.........  3,350,000

Common Shares Offered by the Selling
  Shareholder................................  650,000

Common Shares to be Outstanding After the
  Offering...................................  36,375,457(1)

Use of Proceeds..............................  To repay indebtedness and for general corporate purposes. See "Use of Proceeds" and
                                                 "Capitalization."

NYSE Symbol..................................  "BRE"

------------------------
(1) As of March 31, 1997, Common Shares outstanding totaled 33,025,457, which excludes 4,478,185 Common Shares issuable under the Company's stock option and dividend reinvestment plans.

                                 RECENT EVENTS

DIVIDEND AND ANNUAL DIVIDEND RATE

    In February 1997, BRE's Board of Directors increased the Company's regular quarterly dividend rate by 4.5% to $.345 from $.33 per Common Share, equivalent to $1.38 per Common Share on an annualized basis. On April 23, 1997, BRE's Board of Directors declared a regular quarterly dividend for the second quarter of 1997 of $.345 per Common Share, to be paid on June 26, 1997 to shareholders of record on June 6, 1997. Purchasers of the Common Shares in the Offering will be entitled to receive such dividend if they are shareholders of record on June 6, 1997.

ACQUISITIONS

    In March 1996, in connection with the Merger, the Company acquired approximately $274.4 million aggregate book value in equity investments in real estate, including 22 multifamily properties, totaling approximately 3,581 units. From the Merger until April 15, 1997, the Company acquired the following apartment communities:

                                                                                                    INVESTMENT
                                                                                                  AS OF APRIL 15,
                                                                                    NUMBER OF          1997
          PROPERTY                  METROPOLITAN MARKET          DATE ACQUIRED        UNITS        (IN MILLIONS)
----------------------------  -------------------------------  ------------------  -----------  -------------------
Ballinger Commons             Seattle                                  April 1996         485        $    29.4
Thrasher's Mill               Seattle                                  April 1996         214             10.3
Arcadia Cove                  Phoenix                                   July 1996         432             24.8
Berkshire Court               Portland                                  July 1996         266             16.5
Foster's Landing              San Francisco Bay Area               September 1996         490             59.8
Sycamore Valley               Los Angeles/Orange County            September 1996         440             23.7
Newport Landing               Phoenix                               November 1996         240              9.4
Promontory Point              San Francisco Bay Area                December 1996         400             43.6
Talavera                      Las Vegas                             February 1997         350             26.2
Red Hawk Ranch                San Francisco Bay Area                   April 1997         453             58.7
                                                                                        -----           ------
      Total                                                                             3,770        $   302.4
                                                                                        -----           ------
                                                                                        -----           ------

DISPOSITIONS

    From the Merger until April 15, 1997, the Company disposed of the following properties:


                                                                                                        SALES
                                                                                                      PROCEEDS
                                                                                                         (IN
               PROPERTY                         LOCATION             DATE CLOSED       SQUARE FEET    MILLIONS)
--------------------------------------  ------------------------  ------------------  -------------  -----------
West Lake Village                       Daly City, CA                      July 1996            N/A   $    58.0
LSI Logic                               Fremont, CA                      August 1996         74,000        29.4(1)
Fremont 3                               Fremont, CA                      August 1996         64,000            (1)
Oakcreek I                              Milpitas, CA                     August 1996         30,000            (1)
Oakcreek II                             Milpitas, CA                     August 1996         40,000            (1)
Santa Clara County Office               Santa Clara, CA                  August 1996         27,000            (1)
Westridge                               San Diego, CA                    August 1996         52,000            (1)
Sorrento Technology                     San Diego, CA                    August 1996         93,000            (1)
Mini Cal Storage                        Bakersfield, CA               September 1996         61,230         1.4
Grossman's Warehouse                    Ventura, CA                    November 1996         71,000         2.4
Santa Maria Business Park               Santa Maria, CA                December 1996         77,703         2.7
Psicor                                  Ranch Bernardo, CA             December 1996         45,860         4.2
Distribution Facility                   Santa Fe Springs, CA           December 1996         10,000         0.5
525 Almanor                             Sunnyvale, CA                  December 1996         86,000         6.9
Peppertree                              Hayward, CA                    December 1996         54,000         2.1
Elsinore Valley Center                  Lake Elsinore, CA                 April 1997         68,500         1.7
The Hub                                 Fremont, CA                       April 1997        490,000        69.6(2)
Central Shopping Center                 Ventura, CA                       April 1997         62,600            (2)
Santa Fe Springs Plaza                  Santa Fe Springs, CA              April 1997        169,100            (2)
Montalvo Industrial                     Oxnard, CA                        April 1997         53,500         1.1
Villa Serra                             Cupertino, CA                     April 1997            N/A        10.9
                                                                                      -------------  -----------
      Total                                                                               1,629,493   $   190.9
                                                                                      -------------  -----------
                                                                                      -------------  -----------


------------------------
(1) Properties were sold as a single transaction for aggregate sales proceeds of $29.4 million.

(2) Properties were sold as a single transaction for aggregate sales proceeds of $69.6 million.

EARTHQUAKE AND FLOOD INSURANCE

    Effective April 8, 1997, the Company increased its available coverage for earthquake and flood insurance from $50 million to $60 million. The increased coverage was obtained at no increase in policy premiums. The current policies expire in August 1998. The Company intends to renew these policies; however, no assurance can be given that similar coverage at similar rates and terms will be available at the current policies' expiration.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 3,350,000 Common Shares offered hereby by the Company are estimated to be approximately $77.3 million (approximately $91.2 million if the Underwriters' over-allotment option is exercised in full). The Company will use such net proceeds to repay indebtedness on its unsecured lines of credit and for general corporate purposes. The Company will not receive any proceeds from the sale of the 650,000 Common Shares by the Selling Shareholder.


    As of March 31, 1997, the Company's unsecured lines of credit had the following interest rates and maturities:

LINE OF CREDIT                                                INTEREST RATE        MATURITY
---------------------------------------------------------  -------------------  --------------
$120 million.............................................  LIBOR+1.125%             April 1998
$50 million..............................................  LIBOR+1.125%            August 1997
$30 million..............................................  LIBOR+1%                 April 1999

    As of March 31, 1997, the Company had used a total of $147 million under these lines of credit to finance acquisitions, and, to a lesser extent, as part of its cash management program.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom, as described under the caption "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto, incorporated into the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


                                                                                            AS OF MARCH 31, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                                 (UNAUDITED)
                                                                                               (IN THOUSANDS)
Indebtedness:
  Unsecured lines of credit..............................................................  $  147,000   $  69,730
  Unsecured notes payable................................................................      73,000      73,000
  Mortgage loans payable.................................................................     114,575     114,575
                                                                                           ----------  -----------
Total Indebtedness.......................................................................     334,575     257,305
                                                                                           ----------  -----------
Shareholders' Equity:
  Preferred Stock, $0.01 par value per share, 10,000,000 shares authorized,
    no shares issued or outstanding......................................................      --          --
  Common Shares, $0.01 par value per share, 50,000,000 authorized,
    33,025,457 issued and outstanding, 36,375,457 as adjusted (1)(2).....................         330         364
  Additional paid-in capital.............................................................     390,133     467,369
  Accumulated net income in excess of cumulative dividends...............................      75,660      75,660
                                                                                           ----------  -----------
Total Shareholders' Equity...............................................................     466,123     543,393
                                                                                           ----------  -----------
Total Capitalization.....................................................................  $  800,698   $ 800,698
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------
(1) The shareholders of the Company approved an increase in the number of authorized Common Shares from 50,000,000 to 100,000,000 at the Company's 1997 Annual Meeting of Shareholders. The increase became effective on April 21, 1997.

(2) Excludes 4,478,185 Common Shares issuable under the Company's stock option and dividend reinvestment plans.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    The Company's Common Shares are traded on the NYSE under the symbol "BRE." On April 23, 1997, BRE's Board of Directors declared a regular quarterly dividend for the second quarter of 1997 of $.345 per Common Share, to be paid on June 26, 1997 to shareholders of record on June 6, 1997. Purchasers of the Common Shares in the Offering will be entitled to receive such dividend if they are shareholders of record on June 6, 1997.

    The following table sets forth, for the calendar quarters indicated, the high and low closing prices of the Common Shares as reported on the NYSE Composite Tape, and the dividends paid or declared by the Company per Common Share for each such calendar quarter. The prices reflect the two-for-one stock split of the Common Shares effected in the form of a stock dividend to shareholders of record on June 7, 1996.


                                                                               CLOSING PRICE
                                                                            --------------------   DIVIDENDS PAID
QUARTERLY PERIOD                                                              HIGH        LOW       OR DECLARED
--------------------------------------------------------------------------  ---------  ---------  ----------------
1995
First Quarter.............................................................  $  15.970  $  15.250          $.3150
Second Quarter............................................................     15.580     14.940           .3150
Third Quarter.............................................................     16.880     15.380           .3150
Fourth Quarter............................................................     18.070     15.880           .3150

1996
First Quarter.............................................................     19.080     17.630           .3395(1)
Second Quarter............................................................     19.580     17.440           .3300
Third Quarter.............................................................     21.500     19.500           .3300
Fourth Quarter............................................................     24.750     20.130           .3300

1997
First Quarter.............................................................     27.250     23.750           .3450
Second Quarter (through May 8)............................................     25.250     23.500           .3450


------------------------
(1) A portion of the dividend from this quarter ($.0245) was attributable to a special cash dividend paid in connection with the Merger.

    Since 1970, the year BRE was founded, the Company has made regular and uninterrupted distributions to shareholders on a quarterly basis. However, the payment of distributions by the Company has been and will continue to be at the discretion of the Board of Directors and will depend on numerous factors, including the cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code") and other factors that the Board of Directors may deem relevant. See "Federal Income Tax Considerations" in the accompanying Prospectus.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following selected financial and other data have been derived from the financial statements of the Company and should be read in conjunction with the Consolidated Financial Statements and Notes thereto, pro forma data and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's filings under the Exchange Act and incorporated by reference in the accompanying Prospectus.

                                                                                                      QUARTER ENDED MARCH
                                                             YEAR ENDED DECEMBER 31,                          31,
                                              -----------------------------------------------------  ---------------------
                                                1992       1993       1994       1995       1996       1996        1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
OPERATING DATA
Revenues....................................  $  39,829  $  49,806  $  56,970  $  65,387  $ 101,651  $  18,825  $   31,727
Real estate expenses........................     11,191     15,230     17,256     21,540     31,030      5,765       9,615
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net operating income........................     28,638     34,576     39,714     43,847     70,621     13,060      22,112
Interest expense............................      6,074      5,656      5,599      7,973     16,325      2,453       5,889
Depreciation expense........................      4,787      6,097      7,080      7,864     13,283      2,189       4,168
General and administrative expenses.........      3,239      3,292      4,469      4,221      3,999      1,034       1,114
Provision for investment loss...............     --         --         --          2,000     --         --          --
Net gain on sales of investments............     14,199        506      1,646        221     52,825     --          --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net income..................................  $  28,737  $  20,037  $  24,212  $  22,010  $  89,839  $   7,384  $   10,941
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Weighted average Common Shares
  outstanding...............................     15,840     20,150     21,840     21,905     30,520     23,350      32,980
Per share:
  Net income................................  $    1.82  $    0.99  $    1.11  $    1.01  $    2.94  $    0.32  $     0.33
  Dividend declared and paid................       1.20       1.20       1.20       1.26       1.33       0.33        0.35

                                                                 AS OF DECEMBER 31,                      AS OF MARCH 31,
                                                -----------------------------------------------------  --------------------
                                                  1992       1993       1994       1995       1996       1996       1997
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT OTHER INFORMATION)             (UNAUDITED)
BALANCE SHEET DATA
Investment in rental property, at cost........  $ 252,239  $ 310,003  $ 373,676  $ 371,438  $ 816,389  $ 657,480  $ 843,300
Total assets..................................    231,477    293,628    343,853    354,895    783,714    626,611    809,861
Total indebtedness............................     80,155     45,416     97,169    112,290    311,985    207,335    334,575
Shareholders' equity..........................    148,164    245,156    243,436    239,248    464,114    410,237    466,123
Common Shares outstanding.....................     15,842     21,833     21,851     21,942     32,880     32,663     33,025
OTHER DATA
Cash provided by operating activities.........  $  23,412  $  24,121  $  31,063  $  27,068  $  47,887  $  11,333  $  14,899
Cash used in investing activities.............    (27,072)   (57,430)   (66,740)    (3,820)  (132,082)   (13,306)   (27,499)
Cash (used in) provided by financing
  activities..................................     (2,239)    42,216     25,821    (11,077)    68,322     (7,750)    13,658
Interest coverage (1).........................       4.2x       5.5x       6.3x       5.0x       4.1x       4.9x       3.6x
Fixed charge coverage (2).....................       3.7x       5.0x       5.2x       4.4x       3.7x       4.4x       3.3x
FUNDS FROM OPERATIONS
Net income....................................  $  28,737  $  20,037  $  24,212  $  22,010  $  89,839  $   7,384  $  10,941
Plus: Depreciation of real estate.............      4,787      6,097      7,080      7,864     13,283      2,189      4,168
Provision for investment losses...............     --         --         --          2,000     --         --         --
Less: Net gain on sales of investments........    (14,199)      (506)    (1,646)      (221)   (52,825)    --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Funds from operations (3).....................  $  19,325  $  25,628  $  29,646  $  31,653  $  50,297  $   9,573  $  15,109
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER INFORMATION (AT END OF PERIOD)
Total apartment communities...................          8         13         21         23         53         47         54(4)
Total number of apartment units...............      2,334      3,442      5,067      5,475     12,212      9,245     12,562(4)

------------------------------

(1) Interest coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by interest expense.

(2) Fixed charge coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by the sum of interest expense and scheduled principal payments on debt.

(3) Management considers funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on cash flow analyses which facilitate an understanding of the operating performances of the Company's properties without giving effect to non-cash items such as depreciation. FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered as a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other REITs may vary materially from that of the Company, and therefore the Company's FFO and the FFO of other REITs may not be directly comparable.

(4) Total does not reflect the April 14, 1997 acquisition of Red Hawk Ranch, a 453-unit apartment community located in the San Francisco Bay Area.

                            BUSINESS AND PROPERTIES

GENERAL

    BRE Properties, Inc. ("BRE" or the "Company"), a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, rehabilitates and manages apartment communities in nine targeted metropolitan markets in the western United States. As of April 15, 1997, BRE's multifamily portfolio included 55 apartment communities aggregating 13,015 units in California, Arizona, Washington, Oregon and Nevada. On that date, BRE also owned ten commercial and retail properties and held limited partnership interests in two shopping centers and one apartment community. Founded in 1970, the Company has paid 107 consecutive quarterly dividends to its shareholders since inception.

    The Company's business objective is to become the preeminent owner and operator of apartment communities in key growth markets of the western United States. It seeks to achieve long-term and sustainable growth in shareholder value through increasing levels of per share funds from operations and capital appreciation. The Company believes that its future growth will be supported by the continued implementation of its long-term strategic plan. Key characteristics of the plan include:

    - A research-driven investment focus that includes:

        -- the acquisition of apartment communities in defined western United States markets

        -- the balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk

        -- the selective sale of properties which management believes have reached maximum cash flow growth, with subsequent reinvestment of sales proceeds into properties which management believes have greater long-term cash flow growth prospects

    - The achievement of operating improvements through the use of internal property management; and

    - The maintenance of a strong balance sheet for maximum financial flexibility.

    In March 1996, the Company completed its merger with Real Estate Investment Trust of California (the "Merger"), which significantly advanced the objectives of the Company's long-term strategic plan. From the Merger until April 15, 1997, the Company:

    - significantly increased the number of multifamily units owned from 5,664 to 13,015 units;

    - completed the sale of approximately $191 million of selected assets;

    - internalized property management; and

    - established a critical mass of at least 1,000 multifamily units in seven of its nine targeted markets, in order to achieve operating efficiencies.

INVESTMENT FOCUS

    BRE's research-driven investment focus seeks to identify markets in the western United States that exhibit strong demographic and economic trends. Properties are selected based on proximity to major employment and transportation centers and opportunities to increase cash flow by upgrading property management, marketing or physical attributes. The Company does not limit its investment focus to a single multifamily property type; rather it selects those assets which it believes present opportunities for increasing levels of cash flow. During 1996, the Company added approximately 6,700 apartment units, which represent approximately $440 million in assets, to its multifamily portfolio.

    METROPOLITAN MARKETS

    The Company has focused its investments in the western United States because it believes that the western markets will outperform the nation as a whole in employment growth and multifamily household formations, providing the Company with significant growth potential. The Company believes that it has the opportunity to emerge as the preeminent owner and operator of apartment communities in the western United States, due primarily to its existing presence and growing operating efficiency in nine of the most populous and economically diverse markets in California, the Pacific Northwest and the Mountain States. The Company currently owns apartment communities in the San Francisco Bay Area, San Diego, Los Angeles/Orange County (including Riverside/San Bernardino), Sacramento, Seattle, Portland, Phoenix, Las Vegas and Tucson. BRE believes that these markets contain a combination of diverse employment and economic characteristics that should produce growing cash flows across various market cycles.

    The following chart illustrates the projected employment and multifamily household formation growth in BRE's current and prospective markets from 1997 through 2000. There can be no assurance that the forecasted employment or multifamily household formation growth will, in fact, occur or that BRE will be able to make suitable investments in such markets.

[Bar graph showing projected rates of growth of annual employment and multifamily household formation for the period 1997-2000 in certain California, Pacific Northwest and Mountain States Markets, and for the nation as a whole, including a summary of the Company's first quarter 1997 NOI in such markets.]

    ACQUISITION STRATEGY

    Over the last five years, the Company has increasingly focused its investments in the multifamily sector. The following table demonstrates this historical change in its multifamily portfolio composition:

                                                                               DECEMBER 31,             MARCH 31,
                                                                      -------------------------------   ----------
                       MULTIFAMILY PROPERTIES                         1992   1993   1994   1995    1996    1997
--------------------------------------------------------------------  ----   ----   ----   ----    --   ----------
Percentage of portfolio at cost, at the end of the period...........   46%    55%    65%    72%    87%         88%
Percentage of total revenue, for the period.........................   53%    51%    71%    76%    77%         84%

    The following table illustrates the increase in apartment communities and units in the Company's portfolio following the Merger:

[A chart showing bar graph comparing the number of multifamily properties and units owned by the Company at the end of each year from 1992 to 1996 and as of April 15, 1997. The chart also includes a comparison of multifamily units owned by the Company before and after the Merger.]

    ACHIEVEMENT OF OPERATING EFFICIENCIES

    The Company's strategy is to acquire a critical mass of at least 1,000 apartment units in each of its markets in order to achieve operating efficiencies in purchasing power and human resource allocation. The chart below compares BRE's ownership of apartment units in each of its markets as of December 31, 1995 and April 15, 1997. As of December 31, 1995, the Company had reached critical mass in only two of its markets. As of April 15, 1997, the Company had achieved this level of operating efficiency in seven of its nine markets.

[Bar graph showing geographic concentration of multifamily units owned by the Company as of December 31, 1995 and April 15, 1997, including number of units owned on each such date in nine defined markets.]

    NOI CONTRIBUTION BY REGION

    While the Company believes that achieving critical mass in each of its markets is important, it views its ability to rebalance individual properties within its portfolio, as well as its overall exposure to different markets, as a key element in its efforts to maximize NOI and to achieve higher overall returns. Often the number of units in a given market, as a percentage of the total multifamily portfolio, is not proportional to the percentage of the multifamily portfolio's NOI generated by that market. For example, at April 15, 1997, the San Francisco Bay Area market represented 15% of the multifamily portfolio by unit count, but 27% of the NOI generated by the Company's multifamily portfolio. Conversely, the Tucson market represented 10% of the multifamily portfolio by unit count, but only 5% of the multifamily portfolio's NOI.

    Over the past year, the Company has adjusted its multifamily portfolio in order to selectively increase its NOI exposure to markets which it believes are growing more rapidly, and to selectively decrease its NOI exposure to markets which it believes are growing less rapidly. The following chart compares the NOI contributed by each market as a percentage of the total NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.

[Bar graph comparing the NOI contributed by each of the defined markets of the Company as a percentage of the NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.]

    RESEARCH DRIVEN

    To create long-term shareholder value, the Company believes that investment decisions should be driven by research and risk management considerations. BRE employs a full-time Director of Research who evaluates potential markets based on the following considerations, among others: inventory size, new construction, supply constraints, and economic and demographic changes affecting resident demand. The objective of in-house research is to balance the Company's portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk. The results of this research are utilized by the Company's Investment Committee and Board of Directors to assess the risks and rewards of potential investments. The Company believes that its in-house research capabilities provide it with a competitive advantage in balancing risk and reward within its targeted markets.

    PROPERTY EVALUATION PROCESS

    Based on the Company's research-driven market selection, management identifies specific properties which it believes will perform competitively within their submarket. When a potential acquisition is identified, the Company uses the following resources to review the property's merits:

    Acquisitions. The Company's Acquisition Department evaluates the potential acquisition for compliance with the Company's investment criteria, including purchase price, competitive factors, prospects for NOI growth and long-term contribution to the Company's cash flow.

    Regional Property Management. The Company's Regional Property Management evaluates the potential acquisition's performance prospects based on its marketing attributes relative to competing properties within the submarket and to other properties within the Company's portfolio. Such attributes include community and unit amenities, floor plan design and market appeal.

    Construction. The Company's Construction Department evaluates the physical and environmental integrity of the potential acquisition in order to identify opportunities and needs for rehabilitation. The Construction Department also defines the scope, establishes the budget, and implements any rehabilitation.

    DISPOSITIONS AND REDEPLOYMENT

    The Company believes that dispositions play a critical role in its overall strategy. From time to time the Company selects properties for sale which it believes have reached maximum cash flow. Proceeds generated by such sales are typically reinvested into properties that it believes have greater long-term cash flow growth prospects.

INTERNAL PROPERTY MANAGEMENT

    All of the Company's wholly owned multifamily properties are managed internally. The Company has a regional management structure with seven local offices to serve its target markets. By hiring experienced Regional Property Managers at the local level, BRE believes it can more readily respond to changes in local market conditions and better serve its local resident populations. The Company supports its management team with computer systems, which track leasing, rent collection, expense activity and turnover at each of its communities.

    The Regional Property Managers develop and implement an annual business plan for each asset which:

    - Focuses on the growth of rental income and other revenues by keeping rental rates at or above those of competitive properties;

    - Maintains high physical and economic occupancy by integrating local market knowledge and surveys with market research prepared by the Company's Director of Research;

    - Provides amenities and services designed to optimize revenues from target resident profiles; and

    - Controls expenses and allocates resources in order to increase the operating margins of each asset.

    Depending upon the nature of the particular property, the plan may include selected renovations and improvements to undermanaged acquisition properties or to properties which are currently underperforming their submarket. As part of the plan, each Regional Property Manager is given wide operating authority and responsibility to maximize growth in NOI under the direct review of senior management.

    BRE believes it has a unique ability to accommodate future growth due to the strength of its property management structure. The Company demonstrated its ability to integrate new property acquisitions rapidly following its successful internalization of property management after the Merger and after the

Company's subsequent acquisitions. The results of BRE's internal property management system are illustrated by the following achievements in 1996:

    - the rapid integration of approximately 8,600 units;

    - the improvement in "same store" physical occupancy from 93% to 96%;

    - gains in "same store" scheduled gross rents of approximately 4%; and

    - a reduction in the ratio of real estate operating expenses to rental revenue from 35% to 32%.

BALANCE SHEET STRENGTH AND FINANCIAL ACCOUNTING POLICIES

    The Company's goal is to manage its capital structure prudently in order to maintain maximum financial flexibility. To promote this goal, BRE maintains conservative debt coverage ratios; as of March 31, 1997, the Company had a fixed charge coverage ratio of 3.3:1 and an interest coverage ratio of 3.6:1. In addition, the Company follows conservative accounting policies with respect to the treatment of recurring operating expenses. For example, the replacement costs for carpet, window coverings and appliances are charged to current operating periods and are not capitalized.

    The Company intends to manage its balance sheet in order to maintain investment grade ratings, which maximizes the Company's flexibility in the capital markets.

    The Company's principal executive offices are located at One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104 and its telephone number is (415) 445-6530.

                                   PROPERTIES

                             (AS OF APRIL 15, 1997)

                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                            NUMBER        ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY          OF UNITS      CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
APARTMENT COMMUNITIES--WHOLLY OWNED
CALIFORNIA
--------------------------------
SAN FRANCISCO BAY AREA
  Verandas                          Union City               282    1993/1989   $    16,230       $    11,835                97%
  Sharon Green                      Menlo Park               296    1971/1970         7,225            18,846                96
  Foster's Landing                  Foster City              490    1996/1987        59,841           --                     98
  Promontory Point                   San Ramon               400    1996/1992        43,640           --                     86(2)
  Red Hawk Ranch                      Fremont                453   1997/1995-97      58,700           --                     76(2)
                                                   -------------                ---------------   ---------------        ------
  TOTAL SAN FRANCISCO BAY AREA                             1,921                    185,636            30,681                97%
                                                   -------------                ---------------   ---------------        ------
SAN DIEGO
  Canyon Villas                     Chula Vista              183    1996/1981        15,421           --                     98%
  Lakeview Village                 Spring Valley             300    1996/1985        19,925           --                     96
  Countryside Village                El Cajon                 96    1996/1989         5,045           --                     99
  Montanosa                          San Diego               472    1992/1990        30,242            16,833                94
  Cimmaron                           San Diego               184    1993/1986         9,571            12,912                93
  Hacienda                           San Diego               192    1993/1986         9,967                  (3)             94
  Westpark                           San Diego                96    1993/1986         4,983                  (3)             98
  Terra Nova Villas                 Chula Vista              232    1994/1985        14,707             9,240                95
  Winchester                         San Diego               144    1994/1987         7,411           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL SAN DIEGO                                          1,899                    117,272            38,985                95%
                                                   -------------                ---------------   ---------------        ------
LOS ANGELES/ORANGE COUNTY
  Park Glenn                         Camarillo               150    1996/1963         8,806           --                     98%
  Santa Paula Village               Santa Paula               56    1996/1970         2,751           --                     98
  Windrush Village                    Colton                 366    1996/1985        18,751           --                     95
  The Summit                        Chino Hills              125    1996/1989         9,215           --                     94
  Candlewood North                  Northridge               189   1996/1964-95      10,600           --                     95
  Village Green                      La Habra                272    1972/1971         3,444           --                     95
  Sycamore Valley                 Fountain Valley            440    1996/1969        23,708           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL LOS ANGELES/ORANGE
    COUNTY                                                 1,598                     77,275           --                     96%
                                                   -------------                ---------------   ---------------        ------
SACRAMENTO
  Hazel Ranch                        Fair Oaks               208    1996/1985        12,377           --                     97%
  Rocklin Gold                        Rocklin                121    1996/1990         7,801           --                     98
  Shaliko                             Rocklin                151    1996/1990        10,264           --                     96
  Quail Chase                         Folsom                  90    1996/1990         6,527           --                    100
  Canterbury Downs                   Roseville               173    1996/1993        11,541           --                    100
  Selby Ranch                       Sacramento               400   1986/1971-74      21,334            12,379                97
                                                   -------------                ---------------   ---------------        ------
  TOTAL SACRAMENTO                                         1,143                     69,844            12,379                98%
                                                   -------------                ---------------   ---------------        ------
ARIZONA
--------------------------------
PHOENIX
  Los Senderos                        Phoenix                120    1996/1980         6,431           --                     96%
  Shadow Bend                       Scottsdale               108    1996/1982         6,432           --                     96
  Brentwood                           Phoenix                224    1996/1980         8,581           --                     95
  Park Scottsdale                   Scottsdale               128    1996/1979         6,638           --                     98
  Monte Vista                         Phoenix                 60    1996/1972         1,580           --                     93
  Posada del Este                     Phoenix                148    1996/1981         8,385           --                     95
  Fairway Crossings                   Phoenix                310    1996/1985        18,321           --                     95
  Scottsdale Cove                   Scottsdale               316   1991/1992-94      17,766           --                     95
  Arcadia Cove                        Phoenix                432    1996/1996        24,813           --                     92
  Newport Landing                    Glendale                480   1995/1987-96      22,655           --                     97
                                                   -------------                ---------------   ---------------        ------
  TOTAL PHOENIX                                            2,326                    121,602           --                     95%
                                                   -------------                ---------------   ---------------        ------

                                   PROPERTIES

                             (AS OF APRIL 15, 1997)

                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                            NUMBER        ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY          OF UNITS      CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
TUCSON
  Hacienda del Rio                    Tucson                 248    1994/1983   $     9,377       $     5,520                89%
  Colonia del Rio                     Tucson                 176    1994/1985         8,917             5,183                85
  Springhill                          Tucson                 224    1994/1987         8,709             5,244                95
  Casas Lindas                        Tucson                 144    1994/1987         7,591                                  88
  Camino Seco Village                 Tucson                 168    1995/1984         6,720             4,161                90
  Oracle Village                      Tucson                 144    1994/1983         6,086             4,117                93
  Fountain Plaza                      Tucson                 197    1994/1975         4,608             3,097                92
                                                   -------------                ---------------   ---------------        ------
  TOTAL TUCSON                                             1,301                     52,008            27,322                90%
                                                   -------------                ---------------   ---------------        ------
WASHINGTON
--------------------------------
SEATTLE
  Parkwood                          Mill Creek               240    1989/1989        19,810           --                     90%
  Shadowbrook                         Redmond                352    1987/1986        16,473           --                     99
  Citywalk                            Seattle                102    1988/1988         5,412           --                     93
  Thrasher's Mill                     Bothell                214    1996/1988        10,275           --                     94
  Ballinger Commons                   Seattle                485    1996/1989        29,409           --                     97
                                                   -------------                ---------------   ---------------        ------
  TOTAL SEATTLE                                            1,393                     81,379           --                     96%
                                                   -------------                ---------------   ---------------        ------
OREGON
--------------------------------
PORTLAND
  Brookdale Glen                     Portland                354    1993/1985        14,095           --                     95%
  Berkshire Court                   Wilsonville              266    1996/1996        16,487           --                     88(2)
                                                   -------------                ---------------   ---------------        ------
  TOTAL PORTLAND                                             620                     30,582           --                     95%
                                                   -------------                ---------------   ---------------        ------
NEVADA
--------------------------------
LAS VEGAS
  Cypress Springs II                 Las Vegas               144    1996/1993         9,834           --                     95%
  Tango                              Las Vegas               136    1996/1990         8,659             4,135                96
  Desert Lakes                       Las Vegas               184    1996/1991        14,265           --                     93
  Talavera                           Las Vegas               350    1997/1996        26,172           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL LAS VEGAS                                            814                     58,930             4,135                96%
                                                   -------------                ---------------   ---------------        ------
TOTAL APARTMENT
COMMUNITIES--WHOLLY OWNED                                 13,015                    794,528           113,502                95%
                                                   -------------                ---------------   ---------------        ------
TOTAL APARTMENT
COMMUNITIES--PARTNERSHIPS
CALIFORNIA
--------------------------------
  Chateau de Ville                    Anaheim                258      1970            1,539           --                     95%
                                                   -------------                ---------------   ---------------        ------

                                   PROPERTIES

                             (AS OF APRIL 15, 1997)

                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                                          ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY         SQUARE FEET    CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
SHOPPING CENTERS--WHOLLY OWNED
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  El Camino                       Woodland Hills         125,000    1971/1970   $    15,561       $     1,073                98%
  Vista Village Center               Valencia             37,405    1996/1989         3,031           --                     96
                                                   -------------                ---------------   ---------------        ------
  TOTAL LOS ANGELES/ORANGE
    COUNTY                                               162,405                     18,592             1,073                97%
                                                   -------------                ---------------   ---------------        ------
SHOPPING CENTERS--PARTNERSHIPS
ARIZONA
--------------------------------
  Westbar                             Phoenix            798,852    1995/1973           636           --                     99%
  Metro Village                       Phoenix            136,120    1980/1975           476           --                     93
                                                   -------------                ---------------   ---------------        ------
  TOTAL ARIZONA                                          934,972                      1,112           --                     98%
                                                   -------------                ---------------   ---------------        ------
TOTAL SHOPPING CENTERS                                 1,097,377                     19,704             1,073                98%
                                                   -------------                ---------------   ---------------        ------
COMMERCIAL/INDUSTRIAL
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  Santa Ana (Industrial)             Santa Ana            35,993    1996/1985         1,117           --                    100%
  Coast Auto Center                   Ventura             20,545    1996/1992         1,338           --                    100
  Hawthorne/Del Amo (Retail)         Torrance             15,950    1996/1985         1,500           --                    100
  Santa Paula (Commercial)          Santa Paula            6,692    1996/1963           323           --                    100
  Vagabond Motor Hotel                Ventura             88,426    1996/1921           600           --                    N/A
                                                   -------------                ---------------   ---------------        ------
TOTAL COMMERCIAL/INDUSTRIAL                              167,606                      4,878           --                    100%
                                                   -------------                ---------------   ---------------        ------
MEDICAL OFFICE BUILDINGS
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  Buenaventura Med. Clinic            Ventura             31,000    1996/1960         1,200           --                    100%
  Skypark Prof. Building             Torrance             40,882    1996/1978         5,947           --                     95
  Valencia Medical Center            Valencia             36,500    1996/1985         4,939           --                     83
                                                   -------------                ---------------   ---------------        ------
TOTAL MEDICAL OFFICE BUILDINGS                           108,382                     12,086           --                     92%
                                                   -------------                ---------------   ---------------        ------
TOTAL PORTFOLIO                                        1,386,638                $   833,380       $   114,575
                                                   -------------                ---------------   ---------------
                                                   -------------                ---------------   ---------------

------------------------------

(1) For multifamily properties, physical occupancy is calculated by dividing the total occupied units by the total units in the portfolio. For commercial properties, physical occupancy is calculated by dividing the total occupied square footage by the total square footage in the portfolio. Totals under this heading are based on weighted average physical occupancy.

(2) These properties are in lease up and are, therefore, excluded from the physical occupancy totals.

(3) These properties are also security for the loan shown on the Cimmarron property.

                        EXECUTIVE OFFICERS AND DIRECTORS

    The Company believes that an independent Board of Directors, whose interests are aligned with those of shareholders, is essential to the creation of long-term shareholder value. Therefore, eight of the Company's nine directors are not employed by, or otherwise affiliated with, the Company ("Independent Directors"). The directors' collective background and experience provide the Company with advantages in a number of areas, including strategic planning, capital markets expertise, and multifamily property acquisition and management. To demonstrate the alignment of their interests with those of shareholders, the Independent Directors have waived all cash compensation, including retainers and meeting fees, and instead receive options to purchase Common Shares at current market prices on the date of grant. The following table sets forth certain information with respect to the executive officers and directors of the Company:


NAME                                AGE                                      POSITION(S)
------------------------------      ---      ---------------------------------------------------------------------------
John McMahan..................          59   Chairman of the Board; Independent Director.
                                             Managing Principal -- The McMahan Group, real estate management consultants, since 1996. President, John McMahan Associates, Inc., a management consulting firm, and McMahan Real Estate Securities, Inc., a real estate investment firm, from 1994 to 1996. President and Chief
                                             Executive Officer, Mellon/McMahan Real Estate Advisors, Inc., a real estate advisory firm, from 1990 to 1994.

Frank C. McDowell.............          48   President, Chief Executive Officer and Director.
                                             Mr. McDowell was appointed to his current position in June 1995. From 1992 to 1995, Mr. McDowell was Chief Executive Officer and Chairman of the Board
                                             of Cardinal Realty Services, Inc., a Columbus, Ohio-based apartment management company and owner of multifamily housing. From 1988 to 1992, Mr.
                                             McDowell was Senior Vice President, Head of Real Estate, of First
                                             Interstate Bank of Texas.

Jay W. Pauly..................          54   Senior Executive Vice President and Chief Operating Officer.
                                             Mr. Pauly joined the Company in connection with the Merger. Prior thereto, he served as President and Chief Executive Officer of Real Estate
                                             Investment Trust of California ("RCT") from 1993 until the Merger. From
                                             1990 to 1992, Mr. Pauly served as First Vice President and was on the
                                             Executive Committee of Home Savings of America, and served as Chief
                                             Executive Officer of Ahmanson Commercial Development Company, Ahmanson
                                             Residential Development Company and Ahmanson Ranch.

LeRoy E. Carlson..............          51   Executive Vice President, Chief Financial Officer and Secretary.
                                             Mr. Carlson joined the Company in connection with the Merger. Prior thereto, he served as Chief Financial Officer of the William Walters
                                             Company from 1980 to 1990 and as Vice President and Chief Financial Officer
                                             of RCT from 1990 to 1996. He is a Certified Public Accountant in the State
                                             of California.

Byron M. Fox..................          58   Executive Vice President, Acquisitions and Portfolio Strategy.
                                             Mr. Fox has served in his current position since 1992. Prior thereto, Mr.
                                             Fox served as a Senior Vice President of the Company from 1987 until 1992.

NAME                                AGE                                      POSITION(S)
------------------------------      ---      ---------------------------------------------------------------------------
John H. Nunn..................          38   Senior Vice President, Property Management.
                                             Mr. Nunn joined the Company in connection with the Merger. Prior thereto,
                                             Mr. Nunn served as Vice President of Property Management of RCT from 1990 to 1996.

William E. Borsari............          58   Independent Director; Owner and President, The Walters Management Company,
                                             a real estate asset management company, since March 1987. Executive Vice
                                             President of the William Walters Company from May 1973 to March 1987.

C. Preston Butcher............          58   Independent Director; President and Chief Executive Officer, Lincoln
                                             Property Company, N.C., Inc., a real estate developer, and President and
                                             Chief Executive Officer, Lincoln Property Company Management Services,
                                             Inc., a real estate management company, since 1968. Director, The Charles
                                             Schwab Corporation, since 1988.

L. Michael Foley..............          58   Independent Director; Principal, L. Michael Foley and Associates, real estate and corporate consulting firm, since 1996. Senior Vice President and
                                             Chief Financial Officer, Coldwell Banker Corporation, from 1995-1996.
                                             Chairman and Chief Executive Officer, Sears Savings Bank, from 1989 to
                                             1993. Senior Executive Vice President, Coldwell Banker Real Estate Group,
                                             Inc., from 1986 to 1993. Executive Vice President, Homart Development Co.,
                                             from 1983 to 1993.

Roger P. Kuppinger............          56   Independent Director; Financial advisor to public and private companies since February 1994. Senior Vice President and Managing Director, Sutro &
                                             Co., Inc., an investment banking company, from 1969 to February 1994.
                                             Director, Realty Income Corporation.

Malcolm R. Riley..............          64   Independent Director; Partner Riley/Pearlman Company, a shopping center developer and manager, since 1986. Chairman, La Cagnina/Riley & Associates, since 1994.

Gregory Simon.................          55   Independent Director; Self-employed as a private investor, since 1991.
                                             Senior Vice President, H.F. Ahmanson & Co. and Home Savings of America,
                                             from 1983 to 1991.

Arthur G. von Thaden..........          65   Independent Director; President and Chief Executive Officer of the Company
                                             from 1970 to June 1995. Chief Executive Officer, BankAmerica Realty
                                             Services, Inc., a real estate investment advisory firm, from 1970 to 1987.

                              SELLING SHAREHOLDER

    The following table sets forth certain information regarding the beneficial ownership of Common Shares by State Farm Insurance Companies Employee Retirement Trust (the "Selling Shareholder") as of April 8, 1997, and as adjusted to reflect the sale of the Common Shares offered hereby by the Selling Shareholder.

                                                       BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING                             AFTER OFFERING
SELLING                                               ----------------------   NUMBER OF COMMON   ----------------------
SHAREHOLDER                                            NUMBER      PERCENT      SHARES OFFERED     NUMBER      PERCENT
----------------------------------------------------  ---------  -----------  ------------------  ---------  -----------
State Farm Insurance Companies Employee Retirement
  Trust.............................................    942,570        2.9%          650,000        292,570        0.8%

    In addition, as of April 8, 1997, State Farm Mutual Automobile Insurance Company ("State Farm") owned 3,226,388 Common Shares. The Selling Shareholder is a retirement plan administered by State Farm for the benefit of its employees. The trustees of the Selling Shareholder are vested with the responsibility for investing the assets of the Selling Shareholder. Each of the Selling Shareholder and State Farm expressly disclaims beneficial ownership of the Common Shares owned by the other.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company and the Selling Shareholder have agreed to sell to them severally, the respective number of Common Shares set forth opposite their respective names below:


                                                                                  NUMBER OF
UNDERWRITERS                                                                    COMMON SHARES
-----------------------------------------------------------------------------  ---------------
Morgan Stanley & Co. Incorporated............................................        700,000
Alex. Brown & Sons Incorporated..............................................        700,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.......................................................        700,000
Prudential Securities Incorporated...........................................        700,000
A.G. Edwards & Sons, Inc.....................................................        100,000
EVEREN Securities, Inc.......................................................         50,000
Hampshire Securities Corporation.............................................         50,000
Raymond James & Associates, Inc..............................................         50,000
Janney Montgomery Scott Inc..................................................         50,000
Jefferies & Company, Inc.....................................................         50,000
Edward D. Jones & Co., L.P...................................................         50,000
Legg Mason Wood Walker, Incorporated.........................................         50,000
Montgomery Securities........................................................        100,000
PaineWebber Incorporated.....................................................        100,000
Robertson, Stephens & Company LLC............................................        100,000
The Robinson-Humphrey Company, Inc...........................................         50,000
Salomon Brothers Inc.........................................................        100,000
Sands Brothers & Co., Ltd....................................................         50,000
Scott & Stringfellow, Inc....................................................         50,000
Smith Barney Inc.............................................................        100,000
Stifel, Nicolaus & Company Incorporated......................................         50,000
Sutro & Co. Incorporated.....................................................         50,000
                                                                               ---------------
                                                                                   4,000,000
                                                                               ---------------
                                                                               ---------------


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Common Shares offered hereby (other than those covered by the over-allotment option described below) if any are taken.


    The Underwriters propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of $.77 per share. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers.


    The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 600,000 Common Shares at the public offering price set forth on the cover page of this Prospectus Supplement, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the Common Shares. To the extent such option is exercised, each

Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Shares as the number set forth opposite such Underwriter's name in the preceding table bears to the total number of Common Shares offered hereby.

    In order to facilitate the offering of the Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company, the directors and executive officers of the Company and the Selling Shareholder have agreed not to, during the period of 90 days from the date of this Prospectus Supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, except for (A) the Common Shares offered hereby or (B) the issuance of Common Shares by the Company pursuant to any employee stock option plans existing on the date of this Prospectus Supplement.

                                 LEGAL MATTERS


    The legality of the Common Shares offered hereby will be passed upon by Piper & Marbury, L.L.P., Baltimore, Maryland on behalf of the Company. Certain legal matters will be passed upon by Chapman and Cutler, Chicago, Illinois on behalf of the Selling Shareholder. Certain tax matters will be passed upon by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for the Underwriters.

PROSPECTUS


                              BRE PROPERTIES, INC.

                                  $300,000,000

             DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES,
                     COMMON STOCK WARRANTS AND COMMON STOCK

    BRE Properties, Inc. (the "Company") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of its Preferred Stock, $0.01 par value ("Preferred Shares"), (iii) depositary shares ("Depositary Shares") representing fractional interests in Preferred Shares, (iv) warrants ("Common Stock Warrants") to purchase shares of its Common Stock, $0.01 par value ("Common Shares"), or (v) Common Shares, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock Warrants and Common Shares which may be offered by the Company (collectively, the "Company Offered Securities"), may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). A selling shareholder also may offer from time to time Common Shares (the "Resale Shares") on terms to be determined at the time or times of such offering or offerings. The prices, the amounts and other terms of such offering or offerings will be set forth in the applicable Prospectus Supplement. The aggregate public offering price of the Resale Shares and the Company Offered Securities (together, the "Offered Securities") will not exceed $300,000,000, and the number of Resale Shares will not exceed 650,000.

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and the public offering price; (ii) in the case of Preferred Shares, the specific series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share and the public offering price; (iv) in the case of Common Stock Warrants, the duration, public offering price, exercise price and detachability features, if applicable; and (v) in the case of Common Shares, the public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. The Company will not receive any of the proceeds from the sale of the Resale Shares. SEE "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.
                            ------------------------
    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                   The date of this Prospectus is May 7, 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER (AS DEFINED BELOW) OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a home page on the Internet that contains such information with respect to registrants that file electronically such as the Company at http://www.sec.gov. The Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement (as the same may be amended from time to time, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

a. Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Report on Form 10-K/A filed on April 25, 1997.

b. Report on Form 10-Q for the fiscal year ended March 31, 1997, filed on April 25, 1997.

c. Current Report on Form 8-K filed on January 14, 1997, as amended by the Current Report on Form 8-K/A, filed on February 13, 1997, and the Current Report on Form 8-K/A, filed on April 23, 1997.

d. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A, filed on December 10, 1996, and the Current Report on Form 8-K, filed on October 15, 1996.

e. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A, filed on May 21, 1996, and the Current Report on Form 8-K, filed on April 1, 1996.

f.  Current Report on Form 8-K filed on April 25, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to BRE Properties, Inc., One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104-5524, Attn: Charles Wingard, Director of Financial Reporting, telephone number (415) 445-6530.

                                  THE COMPANY

    BRE Properties, Inc., a Maryland corporation (the "Company" or "BRE"), is a self-administered and self-managed real estate investment trust which owns and operates apartment communities and other income producing properties in the western United States. At April 15, 1997, BRE's portfolio consisted of 65 properties, including 55 apartment communities (aggregating 13,015 Company-owned units), two shopping centers and eight medical office, light industrial and warehouse/distribution properties. Of these properties, 37 are located in California, 17 in Arizona, five in Washington, four in Nevada and two in Oregon. The 65 properties contain, in the aggregate, approximately 11.4 million net rentable square feet of improvements owned by the Company on approximately 700 acres of land. In addition, at April 15, 1997, the Company held limited partnership interests in two shopping centers located in Arizona and one apartment community located in California. BRE's principal executive offices are located at One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104-5525, and its telephone number is (415) 445-6530.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below before purchasing any of the Offered Securities. The Company cautions the reader that this list of factors may not be exhaustive, particularly with respect to future filings.

REAL ESTATE INVESTMENT RISKS

GENERAL

    Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of revenues generated and expenses incurred. If properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the revenues from the properties and their underlying values. The financial results of major local employers also may have an impact on the revenues and value of certain properties.

    Revenues from properties may be further adversely affected by a variety of factors, including the general economic climate, local conditions in the areas in which properties are located, such as oversupply of space or a reduction in the demand for rental space, the attractiveness of the properties to residents or users, competition from other available space, the ability of the Company to provide adequate facilities maintenance, services and amenities, and insurance premiums and real estate taxes. The Company's revenues would also be adversely affected if residents or users were unable to pay rent or the Company was unable to rent apartments or commercial properties on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of apartment units or commercial properties, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations would, and ability to make expected distributions to shareholders may, be adversely affected. There is also a risk that as leases on the properties expire, residents or users will vacate or enter into new leases on terms that are less favorable to the Company. Operating costs, including real estate taxes, insurance and maintenance costs, and mortgage payments, if any, do not, in general, decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, revenues from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

    In the normal course of business, the Company typically evaluates potential acquisitions, enters into non-binding letters of intent, and may, at any time, enter into contracts to acquire and may acquire additional properties. However, no assurance can be given that the Company will have the financial resources to make suitable acquisitions or that properties that satisfy the Company's investment policies will be available for acquisition. Acquisitions of properties entail risks that investments will fail to perform in accordance with expectations. Such risks may include that construction costs may exceed original estimates, possibly making a project uneconomical, financing may not be available on favorable terms or at all and construction and lease-up may not be completed on schedule. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new investment before it is acquired, certain defects or necessary repairs may not be detected until after the investment is acquired, which could significantly increase the Company's total acquisition costs and which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

ILLIQUIDITY OF REAL ESTATE AND REINVESTMENT RISK

    Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to adjust its portfolio in response to changes in economic or other conditions. Additionally, the Internal Revenue Code of 1986, as amended (the "Code") places certain limits on the number of properties a REIT may sell without adverse tax consequences. To effect its current operating strategy, the Company has in the past raised, and will seek to continue to raise additional acquisition funds, both through outside financing and through the orderly disposition of commercial and retail properties, and, depending upon interest rates, current acquisition opportunities and other factors, generally to reinvest the proceeds in multifamily properties. In this respect, in the markets the Company has targeted for future acquisition of multifamily properties, there is considerable buying competition from other real estate companies, many of whom may have greater resources, experience or expertise than the Company. In many cases, this competition for acquisition properties has resulted in an increase in property prices and a decrease in property yields. Due to the relatively low capitalization rates currently prevailing in the pricing of potential acquisitions of multifamily properties which meet the Company's investment criteria, no assurance can be given that the proceeds realized from the disposition of commercial and retail properties can be reinvested to produce economic returns comparable to those being realized from the properties disposed of, or that the Company will be able to acquire properties meeting its investment criteria. To the extent that the Company is unable to reinvest proceeds from the disposition of commercial and retail properties, or if properties acquired with such proceeds produce a lower rate of return than the properties disposed of, such results may have a material adverse effect on the Company and its ability to make distributions to shareholders. In addition, a delay in reinvestment of such proceeds may have a material adverse effect on the Company and its ability to make distributions to shareholders.

    The Company may seek to structure future dispositions as tax-free exchanges, where appropriate, utilizing the nonrecognition provisions of Section 1031 of the Code to defer income taxation on the disposition of the exchanged property. For an exchange of such properties to qualify for tax-free treatment under
Section 1031 of the Code, certain technical requirements must be met. For example, both the property exchanged and the property acquired must be held for use in a trade or business or for investment, and the property acquired must be identified within 45 days, and must be acquired within 180 days, after the transfer of the exchanged property. If the technical requirements of Section 1031 of the Code are not met, then the exchanged property will be treated as sold in a taxable transaction for a sales price equal to the fair market value of the property received, in which event a distribution of cash to the shareholders may be required to avoid a corporate-level income tax on the resulting capital gain. Given the competition for properties meeting the Company's investment criteria, it may be difficult for the Company to identify suitable properties within the foregoing time frames in order to meet the requirements of

Section 1031. Even if a suitable tax-deferred exchange can be structured, as noted above, no assurance can be given that the proceeds of any of these dispositions will be reinvested to produce economic returns comparable to those currently being realized from the properties which were disposed of.

COMPETITION

    All of the properties currently owned by the Company are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than the Company, within the market area of each of the properties which will compete with the Company for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent the apartments and the rents charged and (ii) development and acquisition opportunities. The activities of these competitors could cause the Company to pay a higher price for a new property than it otherwise would have paid or may prevent the Company from purchasing a desired property at all, which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON WESTERN UNITED STATES REGIONS

    The Company's portfolio is principally located in the San Francisco Bay Area, San Diego, Tucson, Phoenix, Seattle, Portland, Los Angeles/Orange County, Sacramento and Las Vegas. The Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning and other regulatory conditions and competition from other properties and alternative forms of housing. In that regard, certain of these areas (particularly the Los Angeles/Orange County and San Diego metropolitan areas) have in the recent past experienced economic recessions and depressed conditions in the local real estate markets. To the extent general economic or social conditions in any of these areas deteriorate or any of these areas experiences natural disasters, the value of the portfolio, the Company's results of operations and its ability to make distributions to shareholders could be adversely affected.

RISKS OF REAL ESTATE DEVELOPMENT AND ACQUISITION

    Although the Company currently has no properties under development, the Company may in the future seek to develop properties when market and economic conditions warrant.

    Real estate development involves significant risks in addition to those involved in the ownership and operation of real estate. While the Company's policies with respect to development activities are intended to limit some of the risks otherwise associated with such activities, the Company nevertheless is subject to certain risks, including lack of financing, construction delays, budget overruns and lease-up. The occurrence of any of these risks could have a material adverse effect on the Company and its ability to make distributions to shareholders.

    It is expected that, in the future, the Company's evaluation of real property acquisition opportunities will be based, in part, upon the cost to finance the acquisition and the yield expected to be derived from the ongoing ownership of such real property. If the Company is unable to obtain sufficient capital on acceptable terms, its ability to acquire new real estate or implement other aspects of its objectives and strategies will be impaired. In addition, even if sufficient capital is available on reasonable terms, no assurance can be given that the costs to maintain the property so acquired or the yields actually derived from the property will not deviate materially from expectations.

UNINSURED LOSS; LIMITED COVERAGE

    The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties with certain policy specifications, limits and deductibles. While the Company currently carries flood and earthquake insurance for its properties with an aggregate annual limit of $60 million, subject to substantial deductibles, no assurance can be given that such coverage will be available on acceptable terms or at an acceptable cost, or at all, in the future, or if obtained, that the limits of those policies will cover the full cost of repair or replacement of covered properties. In addition, there may be certain extraordinary losses (such as those resulting from civil unrest) that are not generally insured (or fully insured against) because they are either uninsurable or not economically insurable. Should an uninsured or underinsured loss occur to a property, the Company could be required to use its own funds for restoration or lose all or part of its investment in, and anticipated revenues from, the property and would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on the Company and its ability to make distributions to shareholders.

CHANGE IN LAWS

    Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

LAWS BENEFITING DISABLED PERSONS

    A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons. Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons. The costs of compliance with these laws and regulations may be substantial, and limits or restrictions on completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. The Company reviews its properties periodically to determine the level of compliance and, if necessary, takes appropriate action to bring such properties into compliance. The Company's management believes, based on property reviews to date, that the costs of such compliance should not have a material adverse effect on the Company. Such conclusions are based upon currently available information and data, and no assurance can be given that further review and analysis of the Company's properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

REAL ESTATE FINANCING RISKS

DEBT FINANCING AND MATURITIES

    The Company is subject to the normal risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Company, which losses could have a material adverse effect on the Company and its ability to make distributions to shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code.

RISK OF RISING INTEREST RATES

    The Company has incurred and expects in the future to incur indebtedness which bears interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Company and its ability to make distributions to shareholders or cause the Company to be in default under certain debt instruments. In addition, an increase in market interest rates may lead holders of the Company's Common Shares to demand a higher yield on their shares from distributions by the Company, which could adversely affect the market price for the Common Shares.

ADDITIONAL DEBT

    The Company currently funds acquisition opportunities partially through borrowings (including its lines of credit) as well as from other sources such as sales of non-core properties. The organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and in an increased risk of default on its obligations.

ENVIRONMENTAL RISKS

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances in, on, around or under such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of, or failure to remediate properly, such substances may adversely affect the owner's or operator's ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines, and claims for injuries to persons and property.

    The Company's current policy is to obtain a Phase I environmental study on each property it seeks to acquire and to proceed accordingly. No assurance can be given, however, that the Phase I environmental studies or other environmental studies undertaken with respect to any of the Company's current or future properties will reveal all or the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to the Company, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on the Company and its ability to make distributions to shareholders. The Company currently carries no insurance for environmental liabilities.

    Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OR DETER A TAKEOVER

    In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Company against risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the articles of incorporation of the Company provide, among other things, that if the Board of Directors determines, in good faith, that direct or indirect ownership of the Company's Common Shares have or may become concentrated to an extent that would prevent the Company from qualifying as a REIT, the Board of Directors may prevent the transfer of the Common Shares or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of Common Shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Common Shares into conformity with the requirements for maintaining REIT status. These limitations may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors.

    In addition, certain other provisions contained in the Company's articles of incorporation and bylaws, as well as its shareholder rights plan, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Shares which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

TAX RISKS

TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT

    Although management believes that the Company is organized and is operating so as to qualify as a REIT under the Code, no assurance can be given that the Company has in fact operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's taxable gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, distributions to shareholders would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995, 1994, 1993, and 1992 was
2.82, 3.20, 3.95, 4.96, 4.39, and 3.36, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before net gains (losses) on sales of investments. Fixed charges consist of interest costs (including capitalized interest), amortization of debt expense and one-third of the rental expense, which is deemed to be the interest component of such rental expense.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement for any offering of securities, the Company intends to use the net proceeds from the sale of the Company Offered Securities for general corporate purposes, which may include the acquisition of properties or interests therein (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of indebtedness. The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholder.

                              SELLING SHAREHOLDER

    As of April 8, 1997, State Farm Insurance Companies Employee Retirement Trust (the "Selling Shareholder") beneficially owned 942,570 Common Shares, of which up to 650,000 Resale Shares may be offered hereby. The amount of the Resale Shares which may be offered by the Selling Shareholder from time to time for its account and the percentage of the class to be owned by the Selling Shareholder after the completion of such offering or offerings will be set forth in the applicable Prospectus Supplement. In addition, as of April 8, 1997, State Farm Mutual Automobile Insurance Company ("State Farm") beneficially owned 3,226,388 Common Shares. The Selling Shareholder is a retirement plan administered by State Farm for the benefit of its employees. The trustees of the Selling Shareholder are vested with the responsibility for investing the assets of the Selling Shareholder. The Selling Shareholder and State Farm each expressly disclaims beneficial ownership of the Common Shares owned by the other.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures. Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of certain anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the forms of Indentures and such Debt Securities, which have been or will be included or incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information."

    The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. The terms of the Debt Securities offered by any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable form of Indenture. As used in this "Description of Debt Securities," all references to the "Company" shall mean BRE Properties, Inc., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture will provide that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. The terms of any Debt Securities within any series may differ from the terms of any other Debt Securities in such series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series. (SEE Section 301 of the forms of Indenture.) Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

    Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

        (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

        (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) If other than 100% of the principal amount thereof, the portion of the principal amount of such Debt Securities payable upon declaration of acceleration of the maturity thereof or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

        (4) If such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

        (5) The date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

        (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) The date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest, shall be payable, and the basis upon which interest, shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) The place or places where (i) the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion (if applicable) or registration of transfer or exchange, and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (9) The period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

       (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

       (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

       (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

       (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

       (14) Whether such Debt Securities will be issued in certificated or book-entry form;

       (15) Whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

       (16) The applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

       (17) The terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

       (18) Whether and under what circumstances the Company will pay Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

       (19) Any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as hereinafter set forth under the captions "Certain Covenants--Aggregate Debt Test," "--Maintenance of Total Unencumbered Assets," "--Debt Service Test" and "--Secured Debt Test," which relate solely to the Senior Indenture and the Senior Debt Securities issued thereunder, neither Indenture will contain any provision that would limit the ability of the Company to incur indebtedness or that will afford Holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Shares and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. SEE

"Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the registered Debt Securities of any series will be issuable in denominations of $1,000. (SEE Section 302 of the forms of Indenture.)

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States. (SEE Sections 301, 305, 306, 307 and 1002 of the forms of Indenture.)

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture. (SEE Section 307 of the forms of Indenture.)

    Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (SEE Section 305 of the forms of Indenture.) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SEE Section 1002 of the forms of Indenture.)

    Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (SEE Section 305 of the forms of Indenture.)

MERGER, CONSOLIDATION OR SALE

    Each Indenture will provide that the Company will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person unless (i) either the Company shall be the continuing corporation, or the successor Person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all of the outstanding Debt Securities issued under such Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in such outstanding Debt Securities and such Indenture; (ii) immediately after giving effect to such transaction and treating any Debt (including Acquired Debt) which becomes an obligation of the Company or any of its Subsidiaries as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion concerning such conditions shall be delivered to each Trustee. In the event that the Company is not the continuing corporation, then, for purposes of clause (ii) of the preceding sentence, the successor corporation shall be deemed to be the "Company" referred to in such clause (ii). (SEE Sections 801 and 803 of the forms of Indenture).

    Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities.

CERTAIN COVENANTS

    The Senior Indenture will contain the following covenants:

    AGGREGATE DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    DEBT SERVICE TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to repay other Debt), and the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period, had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period) and (ii) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Company's Board of Directors) in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

    SECURED DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the aggregate principal amount (determined on a consolidated basis in accordance with generally accepted accounting principles) of all outstanding Debt of the Company and its Subsidiaries which is secured by any Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Company and its Subsidiaries must have Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

    The Subordinated Indenture will not contain any of the covenants described above and will not contain any other limitation on the amount of Debt of any kind which the Company or its Subsidiaries may incur. Neither Indenture will limit the amount of dividends or other distributions which the Company may pay to its shareholders.

    Each Indenture will contain the following covenants:

    EXISTENCE. Except as permitted under the provisions of such Indenture described in "Merger, Consolidation or Sale" the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities outstanding under the relevant Indenture.

    MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries will not be prevented from selling or otherwise disposing of for value its properties in the ordinary course of business.

    INSURANCE. The Company will, and will cause each of its Subsidiaries to, keep all of their respective insurable properties insured against loss or damage in amounts at least equal to their then full insurable value with financially sound and reputable insurance companies; provided that neither the Company nor any of its Subsidiaries shall be required to maintain earthquake insurance coverage with respect to any property so long as (i) the Board of Directors of the Company reasonably determines (as evidenced by a resolution delivered to the Trustee) that earthquake insurance coverage for such property is not available on commercially reasonable terms, and (ii) not less frequently than every three months thereafter, the Board of Directors of the Company reasonably determines (as evidenced by a resolution delivered to the Trustee) that earthquake insurance coverage for such property is not available on commercially reasonable terms. In the event that the obligation to maintain earthquake insurance coverage with respect to any property shall have been suspended pursuant to the proviso to the preceding sentences but the Company shall thereafter fail to comply with its obligations under clause (ii) of such proviso (including, without limitation, because the Board of Directors shall have determined that earthquake coverage is available on commercially reasonable terms), then the obligation to maintain earthquake insurance coverage with respect to such property shall be immediately and automatically reinstated, subject to the right of the Company thereafter to cause such obligation to again be suspended by complying with the terms of such proviso.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been so required so to file such documents. The Company will also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Senior Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Debt Securities under the relevant Indenture.

    DEFINITIONS.  As used herein,

    "Acquired Debt" means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or (ii) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

    "Annual Debt Service Charge" means, for any period, the interest expense of the Company and its Subsidiaries for such period (including, without duplication, (i) all amortization of debt discount, (ii) all accrued interest,
(iii) all capitalized interest, and (iv) the interest component of capitalized lease obligations), determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication) (i) interest expense on Debt, (ii) provision for taxes based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties, (v) property depreciation and amortization, (vi) the effect of any non-cash items resulting from a change in accounting principles in determining Consolidated Net Income, and (vii) amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding (without duplication) (i) gains and losses on sales of investments and extraordinary items and (ii) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or a Subsidiary, by the Company's Board of Directors) of the property subject to such Lien, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by such Person as lessee which is required to be reflected on such Person's balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof).

    "Lien" means any mortgage, deed of trust, lien, charge, pledge, security interest or other encumbrance of any kind.

    "Subsidiary" means (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Company, by the Company and one or more of its Subsidiaries, or by one or more Subsidiaries of the Company, and
(ii) any Person (other than a corporation) a majority of whose equity interests are at the time, directly or indirectly, owned by the Company, by the Company and one or more of its Subsidiaries, or by one or more Subsidiaries of the Company.

    "Total Assets" means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Total Unencumbered Assets" means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Unsecured Debt" means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any interest on or any Additional Amounts payable in respect of any Debt Security of such series; (ii) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in such Indenture; (v) default under any evidence of indebtedness of the Company or any of its Subsidiaries or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $20,000,000 or which constitutes a failure to pay at maturity or other scheduled payment date (after expiration of any applicable grace period) indebtedness in an aggregate principal amount exceeding $20,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of such series; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any Significant Subsidiary or of the respective property of either; and (vii) any other Event of Default provided with respect to that series of Debt Securities. (SEE Section 501 of the forms of Indenture.) The term "Significant Subsidiary" means a significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act as in effect on January 1,
1996) of the Company.

    If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, the Holders of not less than a majority in principal amount of Debt Securities of such series may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of such Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. (SEE Section 502 of the forms of Indenture.) The Indentures will also provide that the Holders of not less than a majority in principal amount of the Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby. (SEE Section 513 of the forms of Indenture.)

    The Indentures will require each Trustee to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of such Trustee considers such withholding to be in the interest of such Holders. (SEE Section 601 of the forms of Indenture.)

    The Indentures will provide that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. (SEE Section 507 of the forms of Indenture.) This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities held by that Holder at the respective due dates thereof. (SEE Section 508 of the forms of Indenture.)

    The Indentures will provide that, subject to provisions to each Indenture relating to its duties in case of default, a Trustee thereunder is under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. (SEE Section 602 of the forms of Indenture.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein. (SEE Section 512 of the forms of Indenture.)

    Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof. (SEE Section 1012 of the form of Senior Indenture and Section 1009 of the form of Subordinated Indenture.)

MODIFICATION OF THE FORMS OF INDENTURE

    Modifications and amendments of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest, if any, (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment, or the coin or currency, for payment of principal of (or premium, if any) or interest, if any, on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security. (SEE Section 902 of the forms of Indenture.)

    Each Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities of any series issued thereunder have the right to waive compliance by the Company with certain covenants in the Senior Indenture applicable to such series, including those described in the section of this Prospectus captioned "Description of Debt Securities--Certain Covenants." (SEE Section 1014 of the form of Senior Indenture and Section 1013 of the form of Subordinated Indenture.)

    Modifications and amendments of an Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that no such change or elimination shall become effective with respect to the Outstanding Debt Securities of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder; (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or to facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of Holders of Outstanding Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect. (SEE Section 901 of the forms of Indenture.)

    The Indentures will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded. (SEE Section 101 of the forms of Indenture.)

    The Indentures will contain provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder. (SEE Section 1501 of the forms of Indenture.) A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. (SEE Section 1502 of the forms of Indenture.) Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (SEE Section 1504 of the forms of Indenture.)

    Notwithstanding the provisions described above, the Indentures will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (SEE Section 1504 of the forms of Indenture.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to Holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (SEE
Section 401 of the forms of Indenture.)

    Each Indenture provides that, unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities issued thereunder either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except, among other things, for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (SEE Section 1402 of the forms of Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under the applicable covenants described above under the caption "Certain Covenants" (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted under the provisions described under "Consolidation, Merger or Sale") and, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenants applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (SEE Section 1403 of the forms of Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture. (SEE Section 1404 of the forms of Indenture.)

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (SEE Section 101 of the forms of Indenture.)

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable form of Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. (SEE Section 1405 of the forms of Indenture.) "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that are payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to the Debt Securities of any series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default (other than an Event of Default with respect to any covenant as to which there has been covenant defeasance), the amount of monies and Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity or at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. SEE "Subordination of Subordinated Securities."

    The Debt Securities are obligations exclusively of the Company. Although the Company conducts most of its operations itself, rather than through subsidiaries, a portion of its assets (amounting to less than 6% of its total consolidated assets at March 31, 1997) are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are partially dependent on the earnings of such subsidiaries and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities of such subsidiaries. Although the Senior Indentures will, if any Senior Securities are issued, impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

    The payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities will be subordinated as set forth in the Subordinated Indenture in right of payment to the prior payment of all Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred. (SEE Section 1701 of the Subordinated Indenture.)

    "Senior Indebtedness" is defined in the Subordinated Indenture to mean (i) the principal of (and premium, if any) and unpaid interest, if any, on indebtedness for money borrowed or evidenced by a bond, note, debenture or similar instrument, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, indebtedness and obligations of others of the types referred to in clauses (i) through (iii) above, (v) renewals, extensions and refunding of any such indebtedness or obligations, (vi) interest in respect of any such indebtedness or obligations accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to all other indebtedness of the Company or is not senior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment. At March 31, 1997, the Company had approximately $220,000,000 of Senior Debt outstanding. There are no restrictions in the Subordinated Indenture upon the incurrence of additional Senior Indebtedness.

    The Subordinated Indenture will provide that, in the event (i) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture (described above under "Merger, Consolidation or Sale") or (ii) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (iii) that the principal of the Subordinated Debt Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the form of Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the form of Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:

        (1) in a circumstance described in the foregoing clause (i) or (ii), the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (iii), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Debt Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal (premium, if any), interest and Additional Amounts, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Debt Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest, if any, on or any Additional Amount in respect of the indebtedness evidenced by the Subordinated Debt Securities;

        (2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated debt securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Debt Securities would be entitled except for the subordination provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Debt Securities; and

        (3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Debt Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

    By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

CONVERTIBLE DEBT SECURITIES

    The following provisions will apply to Debt Securities that will be convertible into Common Shares or other equity securities of the Company ("Convertible Debt Securities") unless otherwise described in the Prospectus Supplement for such Convertible Debt Securities.

    The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into Common Shares or other equity securities of the Company at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of any Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. (SEE Section 301 of the form of Senior Indenture and Section 1602 of the form of Subordinated Indenture.) In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon the Company's receipt of written notice of the exercise of such option. (SEE Section 301 of the form of Senior Indenture and Section 1602 of the form of Subordinated Indenture.)

    In certain events, the conversion price or rate will be subject to adjustment as contemplated in the applicable Indenture. For Debt Securities convertible into Common Shares, such events include the issuance of Common Shares of the Company as a dividend; subdivisions and combinations of Common Shares; the issuance to all holders of Common Shares of certain rights or warrants entitling such holders to subscribe for or purchase Common Shares at a price per share less than the current market price per Common Share; and the distribution to all holders of Common Shares of shares of capital stock of the Company (other than Common Shares), evidences of indebtedness or assets of the Company (excluding cash dividends or distributions paid from retained earnings of the Company or subscription rights or warrants other than those referred to above). In any of such cases, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (SEE Section 301 of the Senior Indenture and Section 1605 of the Subordinated Indenture.) Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustments. (SEE Section 301 of the Senior Indenture and Section 1606 of the Subordinated Indenture.) Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon to such interest payment date. (SEE Section 301 of the Senior Indenture and Section 1604 of the Subordinated Indenture.)

    To protect the Company's status as a REIT, a person may not own or convert any Convertible Debt Security if as a result of such ownership or upon such conversion such person would then be deemed to Beneficially Own (as defined in the Indenture) more than 5.0% of the outstanding capital stock of the Company. Common Shares or other equity securities of the Company that may be acquired upon the conversion of Convertible Debt Securities directly or constructively held by an investor, but not Common Shares or other equity securities of the Company issuable with respect to the conversion of Convertible Debt Securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Debt Securities, and (b) prior to the conversion of the Convertible Debt Securities, for purposes of determining the percentage ownership of Common Shares or other equity securities of the Company held by such investor. SEE "Federal Income Tax Considerations."

    The adjustment provisions for Debt Securities convertible into equity securities of the Company other than Common Shares will be determined at the time of issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement.

    Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Company to purchase such Convertible Debt Securities and convert them into Common Shares or other equity securities of the Company, as the case may be. (SEE Section 1108 of the forms of Indenture.)

    Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities to be acquired upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares and the Preferred Shares.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in any authorized denomination and will be issued in registered or bearer form.

    The Company anticipates that any Global Securities will be deposited with, or on behalf of DTC, and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    Unless otherwise specified in the applicable Prospectus Supplement, each Global Security will be exchangeable for certificated Debt Securities of the same series only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility,
(ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of any series and beneficial owners representing a majority in aggregate principal amount of such Debt Securities represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the applicable Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished to the Company:

    DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American

Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except under the circumstances described above.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal payments, premium payments, if any, and interest payments, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (premium, if any) and interest, if any, to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    To the extent that any Debt Securities provide for repayment or repurchase at the option of the Holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the applicable Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to such Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered as described above.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    None of the Company, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

    The following description of Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate, does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and by the provisions of the form of articles supplementary pursuant to which the terms of the Preferred Shares of any series will be established, which have been or will be included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information." Certain other specific terms will be described in the applicable Prospectus Supplement. The terms of the Preferred Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

GENERAL

    Under the Articles, the Board of Directors has the authority to issue up to 10,000,000 Preferred Shares, $0.01 par value per share. No Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time in one or more series, as authorized by the Board of Directors of the Company and without any action or approval of shareholders of the Company. Prior to the issuance of shares of such series, the Board of Directors is required by the Maryland General Corporation Law and the Articles to fix for each series, subject to the provisions of the Articles, the terms, rights, restrictions and qualifications, including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares offered in any Prospectus Supplement will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

TERMS

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

        (1) The class, series and title of such Preferred Shares;

        (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares, and whether dividends will be cumulative or non-cumulative;

        (4) The date from which dividends on such Preferred Shares shall accrue, if applicable;

        (5) The procedures for any auction or remarketing of such Preferred Shares;

        (6) The provision for any sinking fund for such Preferred Shares;

        (7) The provision for redemption, if applicable, of such Preferred
    Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

       (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

       (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

       (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

       (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares of any series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company which the terms of such Preferred Shares specifically provide rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of capital stock ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Shares, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up).

    Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Shares may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding shares of Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series.

    If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares), or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Shares of any series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which, in the case of Preferred Shares for which dividends are noncumulative, shall not include any accumulation in respect of unpaid dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Shares of any series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such Preferred Shares in the distribution of assets, then the holders of such Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares of any series, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any shares of Preferred Shares of such series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, PROVIDED, HOWEVER, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares or any other class or series of capital stock of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares or any other class or series of capital stock of the Company into which the shares of Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

    The Preferred Shares are subject to certain restrictions on transfer, and are subject to redemption (at redemption prices to be specified in the applicable Prospectus Supplement) at the option of the Company, to the extent the Board of Directors deems necessary to permit the Company to comply with the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"). SEE "Restrictions on Transfers of Capital Stock; Redemption." In addition, the applicable Prospectus Supplement may set forth additional restrictions on transfer and related provisions applicable to the Preferred Shares offered thereby intended to permit the Company to comply with such provisions.

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. The following description of certain terms of any Deposit Agreement and the related Depositary Shares and Depositary Receipts does not purport to be complete, and is qualified in its entirety by reference to the form of Deposit Agreement (including the form of Depositary Receipt) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is or will be available as described below under "Available Information."

    The terms of the Depositary Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

    In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (or, with respect to Preferred Shares as to which dividends are non-cumulative, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or in such other manner as the Preferred Share Depositary deems equitable.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

    In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the applicable fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) holders of a majority of the outstanding Depositary Receipts issued thereunder consent to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or
(iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

    Neither the Preferred Shares Depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

    If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Shares. Common Stock Warrants may be issued independently or together with any other Company Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Company Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The following description of certain terms of any Common Stock Warrants and the related Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Agreement (including the form of Common Stock Warrant) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is or will be available as described under "Available Information."

    The terms of the Common Stock Warrants offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which such Prospectus Supplement is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants;
(iii) the price or prices at which such Common Stock Warrants will be issued;
(iv) the number of Common Shares purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Company Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Company Offered Security; (vi) whether such Common Stock Warrants will be attached to any other Company Offered Securities and the date, if any, on and after which such Common Stock Warrants and the related Company Offered Securities will be separately transferable; (vii) the price at which each Common Share purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Shares. Common Shares that may be acquired upon the exercise of Common Stock Warrants directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of acquisition of the Common Stock Warrants, and (ii) prior to the exercise of the Common Stock Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Shares, the Rights (as defined below) and the Rights Agreement (as defined below) do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, the Bylaws and the Rights Agreement dated as of August 14, 1989 (the "Rights Agreement") between the Company and Chase Mellon Shareholder Services L.L.C. ("Chase Mellon") (formerly Chemical Trust Company of California), as successor rights agent, as supplemented, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available as described above under "Available Information."

    The Articles authorize the issuance of up to 100,000,000 Common Shares, $0.01 par value. As of March 31, 1997, there were 33,025,457 Common Shares issued and outstanding. In addition, as of March 31, 1997, there were 3,015,136 Common Shares reserved for issuance upon the exercise of options under the Company's stock option plans and 1,463,049 Common Shares were reserved for issuance under the Company's Dividend Reinvestment Plan. The Common Shares are listed on the NYSE under the symbol "BRE." Chase Mellon is the transfer agent and registrar of the Common Shares.

    Holders of Common Shares are entitled to receive dividends ratably, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, subject to any preferential rights of any outstanding Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in any assets of the Company available for distribution to shareholders after payment of or provision for all liabilities of the Company and any amounts owing in respect of any outstanding Preferred Shares. The Common Shares offered in any Prospectus Supplement will not have preemptive or conversion rights.

    Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the holders of Common Shares and, except as otherwise required by law or as provided by the express provisions of any series of Preferred Shares, the holders of the Common Shares will exclusively possess all voting power of the shareholders of the Company. Holders of Common Shares do not have cumulative voting rights in the election of directors.

    As described above under "Description of Preferred Shares," the Board of Directors may, without the approval of the shareholders of the Company, from time to time authorize the issuance of one or more series of Preferred Shares with such rights, restrictions and other terms as may be determined by the Board of Directors. The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

    Several provisions of the Articles and Bylaws may have the effect of deterring a takeover of the Company. These provisions include (i) the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with shareholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria, (ii) a requirement that directors of the Company may be removed by the shareholders only for "cause" and that vacancies in the Board of Directors may be filled only by action of the remaining directors, (iii) the requirement that 70% of the outstanding shares of voting stock approve amendments to certain provisions of the Articles, (iv) the classification of the Company's Board of Directors into three classes serving staggered three-year terms, (v) a prohibition on certain stock repurchases by the Company from a holder of 5% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met, and (vi) a requirement that shareholder action without a meeting be taken by unanimous written consent.

    Maryland law imposes certain restrictions on business combinations with a greater than ten percent shareholder unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

    Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

SHAREHOLDER RIGHTS PLAN

    On August 14, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record on September 7, 1989 of one common share purchase right (a "Right") for each outstanding Common Share. Each Right entitled the holder to purchase from the Company one Common Share at a cash purchase price of $90.00 per share, subject to adjustment. Following the Company's stock dividend of one Common Share for each Common Share outstanding in June 1996, such cash purchase price was adjusted to $45.00 per share, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on September 7, 1999, unless earlier redeemed by the Company as described below (the "Final Expiration Date").

    Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued Common Shares and (ii) the Rights will be evidenced by the Common Share certificates and the transfer of Common Share certificates will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date.

    The Rights will separate from the Common Shares and a Distribution Date (as defined in the Rights Agreement) will occur, in general, upon the earlier of (i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired 32% or more of the outstanding Common Shares (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender or exchange offer for 40% or more of the outstanding Common Shares or (iii) 10 business days after the Board of Directors determines that a person has become an "Adverse Person" (as defined in the Rights Agreement).

    In the event that, among other things, (i) the Company survives a merger or business combination with an Acquiring Person or an Adverse Person without any exchange of its outstanding Common Shares for other securities, cash or property, (ii) any person becomes the owner of 40% or more of the then outstanding Common Shares, (iii) an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person or an Adverse Person, an event occurs which results in such person's ownership interest being increased by more than 1%, each Right will entitle the holder to receive, upon exercise, Common Shares having a value equal to two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date or the date on which the Board of Directors determines that a person is an Adverse Person, (i) the Company is acquired in a merger or other business combination, (ii) the Company survives a merger or business combination in which Common Shares are exchanged for other securities, cash or property or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

    In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the earlier of the Stock Acquisition Date, the date on which a person is determined to be an Adverse Person or the Final Expiration Date.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Board of Directors or on the acquisition by such person or group of a substantial number of Rights.

             RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION

    The Articles provide that any shareholder must, upon demand, disclose to the Board of Directors of the Company in writing such information with respect to its direct and indirect ownership of the shares of the Company's stock as the Board of Directors deems necessary to permit the Company to comply (or to verify compliance) with the REIT provisions of the Code, and the regulations promulgated thereunder or the requirements of any other taxing authority. The Articles further provide that, if the Board of Directors in good faith determines that direct or indirect ownership of shares of the Company's stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT (SEE "Federal Income Tax Considerations"), the Board of Directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Company's stock into conformity with the requirements for maintaining REIT status. If Common Shares are called for redemption, the redemption price shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading but are reported in the Nasdaq system, the last sale price on the last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the Nasdaq National Market, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or (iv) if not determined by the foregoing methods, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

    The Bylaws provide that, whenever it is determined by the Board of Directors to be reasonably necessary to protect the REIT tax status of the Company, the Board of Directors may require a statement or affidavit from each holder or proposed transferee of shares of stock setting forth the number of shares already owned by such holder or transferee or any related person. The Bylaws further provide that if, in the opinion of the Board of Directors, which will be conclusive upon any proposed transferor or transferee of shares, any proposed transfer would jeopardize the status of the Company as a REIT under the Code, the Board of Directors may refuse to permit such transfer; that any attempt to transfer as to which the Board of Directors has refused its permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and that all contracts for the sale or other transfer of shares are subject to these restrictions.

    These provisions may have the effect of preventing acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company has elected to be taxed as a real estate investment trust under
Section 856 through 860 of the Code, commencing with its initial taxable year ended since its formation on May 22, 1970. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

    In the opinion of Farella Braun & Martel LLP, based on certain assumptions and representations, the Company was reorganized in Delaware in 1987 in conformity with the requirements for qualification as a "Real Estate Investment Trust" under the Code, and the Company has qualified as a REIT for its fiscal years ended July 31, 1993, July 31, 1994 and July 31, 1995, its short taxable year ended December 31, 1995 and its taxable year ended December 31, 1996 (the years, to the best knowledge of counsel, that are still subject to audit by the Internal Revenue Service), and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT under the Code for its taxable year ending December 31, 1997 and thereafter provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth and incorporated by reference in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Farella Braun & Martel LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. SEE "Failure to Qualify."

TAXATION OF THE COMPANY

    A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

    A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

INCOME TESTS

    In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest ) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services are not rendered to the occupant of the property.

    Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which the Company owns property. To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from rents from real property, the Company will hire independent contractors from whom the Company derives no revenue to perform such services.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in "General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

ASSET TESTS

    At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, the Company owns stock in certain subsidiaries that are, in the opinion of Farella Braun & Martel LLP (based on cetain representations by the Company), "qualified REIT subsidiaries" as defined in the Code, and as "qualified REIT subsidiaries," such subsidiaries are not treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed (including for this purpose as amounts distributed, amounts taxed at regular ordinary and capital gains corporate tax rates). The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the

Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the "dividends received" deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

    Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

    Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

    The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. SEE "Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

    For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Company's Common Shares, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

    It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

    Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) ("Non-Capital Distributions") will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company will withhold United States income tax at the rate of 30% on the gross amount of any Non-Capital Distributions paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. Because the Company will withhold 30% (or lower treaty rate) of all Non-Capital Distributions, to the extent the Company makes distributions in excess of its earnings and profits, generally the amount withheld will exceed a Non-U.S. Shareholder's U.S. tax liability on such distributions and such shareholder can seek a refund from the IRS to the extent the amount withheld on its distributions exceeds its U.S. tax liability.

    Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company or the Selling Shareholder may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through dealers or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale or at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company or the Selling Shareholder also may, from time to time, authorize agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Company or the Selling Shareholder, as applicable, in the form of discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

    Any compensation paid by the Company or the Selling Shareholder to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Selling Shareholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on such future date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by Contracts.

    Certain of the underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for the Company, the Selling Shareholder and their respective subsidiaries in the ordinary course of business.

                                    EXPERTS

    The financial statements and related financial schedule of BRE Properties, Inc. appearing in BRE Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Promontory Point Apartments for the year ended December 31, 1996, appearing in BRE Properties, Inc.'s Current Report on Form 8-K/A dated February 13, 1997, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Foster's Landing Apartments for the year ended December 31, 1995, appearing in BRE Properties, Inc.'s Current Report on Form 8-K/A dated December 9, 1996, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Red Hawk Ranch for the year ended December 31, 1996, appearing in BRE Properties, Inc.'s Current Report on Form 8-K dated April 25, 1997, has been audited by Ernst & Young LLP, as set forth in there report thereon included therein and incorporated herein by reference. Such financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Offered Securities as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents.

[Bar graph showing geographic concentration of multifamily units owned by the Company as of December 31, 1995 and April 15, 1997, including numbers of units owned on each such date in nine defined markets.]



[Bar graph comparing the net operating income (NOI) contributed by each of the defined markets of the Company as a percentage of the NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.]

                          [BRE LOGO]